NORWOOD FINANCIAL CORP.
                             -----------------------
                        ANNOUNCES 16.7% DIVIDEND INCREASE
                        ---------------------------------

HONESDALE - DECEMBER 15, 2005


         William W. Davis, Jr. President and Chief Executive Officer of Norwood Financial Corp (NWFL) and its subsidiary Wayne Bank announced that the Board of Directors declared a $.21 per share quarterly dividend payable February 1, 2006 to shareholders of record January 13, 2006. The $.21 per share represents $.03 per share or 16.7% increase over the $.18 per share dividend paid on November 1, 2005.

         Mr. Davis commented, "The Board is extremely pleased to provide our shareholders a 16.7% increase in the quarterly dividend. This reflects the Company's strong earnings performance through the nine months ended September 30, 2005. Earnings per share (fully diluted) increased 10.1% to $1.49 per share in the 2005 period compared to $1.35 in 2004. This also marks the fourteenth consecutive year of dividend increases for the Company."

         Norwood Financial Corp, through its subsidiary, Wayne Bank operates eleven offices in Northeastern Pennsylvania. As of September 30, 2005, the Company had total assets of $425.6 million, loans outstanding of $282.3 million, and total deposits of $340.4 million. The Company's stock is traded on the Nasdaq under the symbol "NWFL".

CONTACT:          Lewis J. Critelli
                  Executive Vice President and Chief Financial Officer NORWOOD FINANCIAL CORP
                  (570) 253-1455